Exhibit 5.1

Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067-3206

July 27, 2017

Smart & Final Stores, Inc.

600 Citadel Dr.

Commerce, CA 90040

Re:                             Smart & Final Stores, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Smart & Final Stores, Inc., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-8 with exhibits thereto (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of 3,700,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), that may be issued by the Company pursuant to the Smart & Final Stores, Inc. Amended and Restated 2014 Stock Incentive Plan, as approved by the Company’s shareholders on May 23, 2017 (the “2014 Plan”). The Shares are to be issued by the Company upon grant, vesting or exercise of certain stock-based awards (the “Awards”) granted and to be granted pursuant to the 2014 Plan.

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the bylaws of the Company, as amended to date; (iii) certain resolutions of the Board of Directors of the Company and Compensation Committee of the Board of Directors of the Company relating to the authorization and issuance of the Shares; (iv) the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 24, 2017, reporting the results of matters voted on by the Company’s stockholders at the Company’s 2017 annual meeting of stockholders; and (v) the Registration Statement.

We have made such examination of law as we have deemed necessary or advisable to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is our opinion that, assuming no change in the applicable law or pertinent facts, the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Awards and the 2014 Plan, including payment of the applicable exercise price therefor, will be validly issued, fully paid and non-assessable.

We limit the opinions we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof, which includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting such provisions of laws, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2014 Plan, the holders of Awards or the Shares.

Very truly yours,

/s/ Proskauer Rose LLP